Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “BLUEROCK INSTITUTIONAL HIGH INCOME CREDIT FUND, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF OCTOBER, A.D. 2019, AT 2:10 O'CLOCK P.M.

7672500 8100 SR# 20197742073
Authentication: 203869767 Date: 10-25-19
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE	State of Delaware Secretary of State Division of Corporations Delivered 02:10 PM 10/25/2019 FILED 02:10 PM 10/25/2019 SR 20197742073 - File Number 7672500

CERTIFICATE OF FORMATION

OF

BLUEROCK INSTITUTIONAL HIGH INCOME CREDIT FUND, LLC

This Certificate of Formation is being executed by the undersigned for the purpose of forming a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is Bluerock Institutional High Income Credit Fund, LLC.

2.	The address of the registered office of the limited liability company in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 25th day of October, 2019.

By:
Jason Emala, Authorized
Representative